EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


                                                       STATE OR OTHER
                                                        JURISDICTION
                                                      OF INCORPORATION
NAME OF SUBSIDIARY                                    OR ORGANIZATION
------------------                                    ---------------

Energx, Ltd.                                             Wyoming
Sheep Mountain Partners                                  Colorado
Sutter Gold Mining Company                               Wyoming
USECC Gold Limited Liability Company                     Wyoming
USECC Joint Venture                                      Wyoming
Western Executive Air, Inc.                              Wyoming
Yellow Stone Fuels, Inc.                                 Wyoming
Rocky Mountain Gas, Inc.                                 Wyoming



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